February 10, 2003                                      Advance Financial Bancorp
                                                       Stephen M. Gagliardi
                                                       (304) 737-3531

IMMEDIATE RELEASE
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ADVANCE FINANCIAL BANCORP COMPLETES PURCHASE OF TWO STEUBENVILLE,  OHIO BRANCHES
FROM SECOND NATIONAL BANK OF WARREN

         February 10, 2003 - Advance  Financial Bancorp (NASDAQ Small Cap Market
- "AFBC") announced today that its bank subsidiary, Advance Financial Savings Bank, has completed the previously announced acquisition of two branch banking offices of Second National Bank of Warren, a subsidiary of Second Bancorp Incorporated (NASDAQ National Market - "SECD"). The purchased offices, which are located at 500 Market Street and 4420 Sunset Boulevard, both in Steubenville, Ohio, opened on Monday morning, February 10, 2003, as branches of Advance Financial Savings Bank without any interruption in service to customers.

         Stephen M. Gagliardi, President and Chief Executive Officer of Advance Financial Bancorp ("Company"), commented, "This acquisition represents a natural extension of our branch network and strengthens our presence in Steubenville, Ohio. We look forward to offering the services and products of Advance Financial Savings Bank to the customers of these two branch offices."

          As a result of the transaction, Advance Financial Savings Bank ("AFSB") assumed a total of approximately $89 million in deposits from Second National Bank, and also acquired related loans and certain other assets. AFSB will maintain current terms on the acquired accounts. All current employees of the two purchased locations will remain on staff. This staff and the existing staff of AFSB are committed to providing a high level of quality financial services.

         AFSB now operates from its main office in Wellsburg, West Virginia and seven full-service branch offices in Follansbee, West Virginia and Wintersville, Bridgeport, Shadyside and Steubenville, Ohio. Following the transaction, the Company had consolidated assets, deposits and stockholders' equity of approximately $320 million, $274 million and $19 million, respectively. In addition, the two additional locations give AFSB the third largest deposit market share among banks in Jefferson County, Ohio.

         Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.

Visit Advance Financial's website at www.advancefinancial.com.
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